EXHIBIT 99.1



                  METROMEDIA INTERNATIONAL GROUP, INC.
                        945 EAST PACES FERRY ROAD
                               SUITE 2210
                         ATLANTA, GEORGIA 30326


                         November 17, 1995


Motion Picture Corporation of America
1401 Ocean Avenue
Suite 301
Santa Monica, California  90401

Attn:  Mr. Bradley R. Krevoy
       Mr. Steven Stabler


Dear Brad and Steve:

          This letter sets forth our understanding with respect to a contemplated transaction (the "Proposed Transaction") among Metromedia International Group, Inc., a Delaware corporation ("Metromedia"), Orion Pictures Corporation, a Delaware corporation ("Orion"), and Motion Picture Corporation of America ("MPCA"), and Bradley R. Krevoy ("Krevoy") and Steven Stabler ("Stabler") (collectively, the "Sellers") with respect to the acquisition by Orion of MPCA and its affiliated companies.

          1. THE PROPOSED TRANSACTION. The Proposed Transaction will have the principal terms set forth on Exhibit A hereto, but does not include all of the terms and conditions upon which the Proposed
Transaction can be consummated.

          2. CONDITIONS. Consummation of the Proposed Transaction is subject to the following conditions: (i) execution and delivery of definitive agreements providing for the Proposed Transaction containing representations, warrants, covenants and closing conditions which are mutually acceptable to the parties hereto, (ii) approval of the proposed Transaction by the Boards of Directors of Orion and Metromedia, (iii) satisfaction by Orion and Metromedia of its legal, accounting and financial due diligence review of MPCA and its affiliated companies;
(iv) each Seller shall have entered into an employment and a non-competition agreement with Metromedia; and (v) receipt of all requisite regulatory approvals, including approval with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          3. EXCLUSIVITY PERIOD. From the execution of this Letter Agreement until the termination hereof, in consideration of the time and expense incurred by Metromedia in reviewing the business of MPCA, the Sellers agree to discuss and negotiate the Proposed Transaction exclusively and in good faith with Metromedia and the Sellers further agree that they will not initiate, solicit or encourage any discussions with any third party with a view towards a sale, merger or other business combination involving MPCA and any such third party, without the express consent of Metromedia.

          4. If the Sellers either (a) fail to comply in good faith with the terms and conditions hereof and consummate a Third Party Transaction on or before 180 days from the date of this letter, or
(b) breach the exclusivity provisions set forth in section 3 hereof, Metromedia will be entitled to a "break-up" fee of $5,000,000 provided that Metromedia has acted in good faith.

          5. PRESS RELEASE. Promptly after the execution and delivery of this letter by the parties hereto, MPCA and Metromedia shall issue a joint press release agreed upon by such parties. Thereafter, except as may be required by applicable law or pursuant to the rules and regulations of the American Stock Exchange, neither MPCA, Krevoy, Stabler nor Metromedia shall, and shall cause their respective affiliates and representatives not to, issue or cause the publication of any press release or other announcement with respect to the Proposed Transaction without the consent of the other party hereto.

          6. EXPENSES. Each of the parties hereto agrees that whether or not the Proposed Transaction is consummated, each party will pay its own costs and expenses incurred in connection with the Proposed
Transaction.

          7. GOVERNING LAW. This letter shall be governed by the laws of the State of New York without regard to the conflict of laws principles thereof.

          8. NON-BINDING LETTER. This letter merely constitutes our current understanding of the Proposed Transaction but, except as set forth in the last sentence of this paragraph, shall not be binding upon the parties, nor shall it impose any obligations on the parties. Except as set forth in the last sentence of this paragraph, no binding obligation with respect to the Proposed Transaction will result unless the definitive agreements are executed and delivered by the parties. Notwithstanding the foregoing, paragraphs 3, 4, 5, 6 and 7 above and this paragraph shall constitute the legal, valid and binding obligation of the parties.

          9. TERMINATION. This letter shall terminate upon the earliest of the execution and delivery of definite agreements providing for the Proposed Transaction, 90 days from the date hereof or mutual agreement of the parties.

          If this letter correctly sets forth our understanding, please so acknowledge by signing in the space indicated below and returning the enclosed copy of this letter.

Very truly yours,



METROMEDIA INTERNATIONAL GROUP, INC.




By: /S/ ARNOLD L. WADLER
   ---------------------------
   Name:  Arnold L. Wadler



ORION PICTURES CORPORATION




By: /S/ SILVIA KESSEL
   -------------------------
   Name:  Silvia Kessel



MOTION PICTURE CORPORATION OF AMERICA




By:   /S/ BRADLEY R. KREVOY
   ----------------------------
   Name:  Bradley R. Krevoy



      /S/ BRADLEY R. KREVOY
      -------------------------
          Bradley R. Krevoy



      /S/ STEVEN STABLER
      -------------------------
          Steven Stabler

                                  EXHIBIT A


Acquisition of MPCA           Metromedia International
Common Stock and Cash         Group, Inc. ("Metromedia") and
                              Motion Picture Corporation  of
                              America ("MPCA") and Bradley
                              R. Krevoy ("Krevoy") and
                              Steven Stabler ("Stabler")
                              (collectively, the "Sellers")
                              will enter into an agreement
                              which will ultimately provide
                              for an exchange by the Sellers
                              of their shares of MPCA common
                              stock for shares of Metromedia
                              International Group, Inc.
                              ("Metromedia") common stock
                              and cash as described below.
                              It is the parties' intention
                              to effect the exchange of MPCA
                              common stock for Metromedia
                              common stock pursuant to a
                              transaction which will qualify
                              as a "reorganization" within
                              the meaning of section 368 of
                              the Internal Revenue Code of
                              1986, as amended.

      Consideration           The Sellers will be entitled
                              to receive an aggregate
                              purchase price of Thirty-Two
                              Million Five Hundred Thousand
                              and 00/100 Dollars
                              ($32,500,000) payable in cash
                              and stock as follows:  (i) up
                              to Five Million and 00/100
                              Dollars ($5,000,000) (the
                              "Debt") in cash and (ii) each
                              share of MPCA common stock
                              will be converted into the
                              right to receive that number
                              of shares equal to Y divided
                              by 18, where "Y" is defined as
                              Thirty-Two Million Five
                              Hundred Thousand and 00/100
                              Dollars ($32,500,000) less the
                              Debt.